Contacts:

Investors: Kurt Harrington at 703-312-9647 or kharrington@fbr.com
Media: Bill Dixon at 703-469-1092 or bdixon@fbr.com

FBR Announces Proposed Settlement with the SEC and NASD

Arlington, Va., April 26, 2005 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) announced today that its broker-dealer subsidiary, Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.” or “the company”) has made an offer of settlement to the staff of the Division of Enforcement (“SEC staff”) of the Securities and Exchange Commission (“Commission”) and the staff of the Department of Market Regulation of NASD (“NASD staff”), and that the company has requested the SEC and NASD staffs recommend such proposal to the Commission and NASD National Adjudicatory Council or NASD Office of Disciplinary Affairs, respectively, pending final negotiation of the settlement language, to resolve ongoing, previously disclosed investigations by the SEC and NASD staffs. The proposed settlement concerns insider trading and other charges concerning the Company’s trading in a company account and the offering of a private investment in public equity (“PIPE”) on behalf of CompuDyne, Inc. (“CDCY”) in October 2001.

Following discussions with both the SEC and NASD staffs, the company made an offer of settlement in order to resolve this matter. In the SEC proceeding, the company, without admitting or denying any wrongdoing, offered to pay disgorgement, civil penalties, and prejudgment interest totaling approximately $3.5 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. The company also agreed to consent to an administrative proceeding under Section 15(b) of the Securities Exchange Act of 1934 in which the company would be subjected to a censure and would agree to certain undertakings, including review by an independent consultant of its Chinese Wall procedures and implementation of any recommended improvements. FBR & Co. has requested that the SEC staff recommend to the Commission that such an offer of settlement be approved, pending final negotiation of the settlement language. The offer of settlement is subject to approval by the Commission, and the Commission may accept, reject or impose further conditions or other modifications to some or all of the terms of the proposed settlement. Furthermore, the SEC staff is unable to make any assurances regarding the Commission’s consideration or determination of any offer of settlement, and no settlement is final unless and until approved by the Commission.

In the parallel NASD proceeding, based upon the same circumstances described above, the company will submit a Letter of Acceptance, Waiver and Consent (“AWC”), pending final negotiation of appropriate language, proposing a settlement of alleged violations of the antifraud provisions of the federal securities laws and NASD Rules 2110, 2120, 3010 and 3370. The Company will also agree to the same undertakings provided for in the proposed settlement with the SEC, including agreeing to an independent consultant to review its Chinese Wall procedures and implementing any recommended improvements, and FBR & Co. offered to pay a fine of $4 million to NASD. The AWC must be reviewed and accepted by NASD’s Department of Market Regulation and National Adjudicatory Council or the Office of Disciplinary Affairs.

The proposed settlement of the proceedings and the injunctive action is subject to the Company obtaining relief from certain statutory disqualifications, which result from the entry of the injunction and findings of violations in the proceedings. Any relief from the statutory disqualifications must be reviewed and approved by the Commission, and the SEC staff can make no assurance that any or all of the requested relief will be granted by the Commission. FBR has recorded a $7.5 million charge in its 2005 first quarter with respect to the offer of settlement to the SEC and the AWC to NASD.

Three individuals, including Emanuel J. Friedman, who recently announced his retirement as Co-Chairman and Co-Chief Executive Officer of FBR and is no longer involved in the operations of the broker-dealer, are in discussions with the staffs of the SEC and NASD regarding this matter. The other two individuals in discussions with the regulators were the company’s head trader and chief compliance officer. Both the head trader and chief compliance officer have retired from the company. The company has named their replacements.

“We take this incident very seriously and are pleased to be moving toward what we believe will be a satisfactory resolution with the regulators. We cooperated fully with the investigations and believe that we have made the changes necessary to put this behind us and move forward for our clients and our shareholders,” said Eric F. Billings, Chairman and CEO of FBR.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Boston, Cleveland, Dallas, Denver, Houston, Irvine, London, New York, Phoenix, Portland, San Francisco, Seattle, and Vienna. For more information, please see http://www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

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